Exhibit 99.1
Dec, 1st 10:05 a.m. Eastern Time

Press Release

SOURCE: New World Brands, Inc.

NEW WORLD BRANDS NOVEMBER SALES EXCEED EXPECTATIONS

Fort Lauderdale--(BUSINESS WIRE)--December 1st, 2004-- New World Brands, Inc OTCBB:NWBD released the first sales figures since its reorganization. The company stated that November sales exceeded $225,000 which represents the single highest monthly sales figure since the company's inception. Costas Ataliotis, CEO, of NWBD, stated: "I am pleased with our November sales, especially when taking into account that many of our new products will not be available to our distributors until early next year. Our recently introduced company owned and labeled products have been well received by our sales team and our distributors." Selvin Passen, Chairman of NWBD, also remarked on his satisfaction with the design and development of new and innovative products. Dr. Passen stated "I believe that in the coming months, our progress for the first six months since our reorganization, planning, and product development will be reflected in our revenues and in stockholder value."

International Importers, Inc., a wholly owned subsidiary of New World Brands, Inc., today announced that its present product portfolio of the award winning Estate Bottled wines of L.A. Cetto from Baja California and Norm's Xtreme Cocktail (RTD Cocktails) has significantly expanded to include a full range of spirits, liqueurs and five new flavors recently added to their Norm's Xtreme Cocktail product line.

International Importers has commenced shipments of several new products to New York, Louisiana, Nevada, New Mexico, Arizona, Arkansas and New Jersey. Mr. Ataliotis stated that; "the company plans to be appointed as the USA distributor for a prominent Spanish winery early next year. We continue to pursue new markets such as chain stores and sport arenas."

The company also announced the opening of its new corporate headquarters now located in Fort. Lauderdale, Florida, as well as the opening of two new branch offices in New York and Dallas.

About New World Brands, Inc.:

New World Brands, Inc., through its wholly owned subsidiary, International Importers, Inc., imports alcoholic beverages and is presently conducting business throughout the U.S. Products currently being imported and distributed are the award winning Estate Bottled wines of L.A. Cetto from Baja California, spirit based Norm's Xtreme Cocktail, Vodka, Tequila, Rum, Whiskey and a large assortment of liqueurs.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Forward looking statements in this release with respect to the Company's business, financial condition, and results of operations are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including but not limited to, certain delays beyond the Company's control with respect to market acceptance of new technologies, products, or service delays in testing and evaluating product, the effect of the Company's accounting policies as well as certain risk factors, which are detailed from time to time in the Company's filings with the Securities and Exchange Commission. The wine and spirits industry is a highly competitive and fragmented. There is no assurance that the Company's products will be able to successfully compete in this market. Further. this industry is subject to extensive regulation by the federal Bureau of Alcohol, Tobacco and Firearms and foreign agencies, state and local liquor authorities. The Company cannot provide any assurance that future regulatory challenges will not negatively impact operations, financial condition and results of operations.

Investor Relations: Please Contact:

Eileen Kedersha 954-713-0410 Email: nwbdspirits@bellsouth.net